Exhibit 99.1

Contact:

Retrophin, Inc.

Chris Cline, CFA

Director, Investor Relations

646-564-3680

IR@retrophin.com

Retrophin Announces Preliminary Full-Year 2015 Revenue of

Approximately $99.9 Million

SAN DIEGO (January 11, 2016) – Retrophin, Inc. (NASDAQ: RTRX) today announced that, based on preliminary, and unaudited financial data, the Company expects net product sales for the fourth quarter of 2015 will be approximately $30.4 million. For the fiscal year 2015, the Company expects total net product sales of approximately $99.9 million.

“We are very pleased to report strong preliminary fourth quarter and full-year 2015 revenue,” said Stephen Aselage, Chief Executive Officer of Retrophin. “These results reflect the expanding demand for, and increased access to Retrophin’s commercial portfolio, and we look forward to further growth throughout 2016. Additionally, we remain focused on rapidly advancing our pipeline as we approach significant milestones during the coming year, which we anticipate will move us closer to providing therapeutics for patients suffering from debilitating rare diseases, while generating sustainable value for Retrophin’s many stakeholders.”

The Company will provide final financial results from the fourth quarter and year-end 2015 as well as a corporate update in a press release and conference call expected in late February.

About Retrophin

Retrophin is a pharmaceutical company focused on the development, acquisition and commercialization of drugs for the treatment of serious, catastrophic or rare diseases for which there are currently no viable options for patients. The Company’s approved products include Chenodal®, Cholbam®, and Thiola®, and its pipeline includes compounds for several catastrophic diseases, including focal segmental glomerulosclerosis (FSGS), pantothenate kinase-associated neurodegeneration (PKAN), nephrotic syndrome and others. For additional information, please visit www.retrophin.com.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding the research, development and commercialization of pharmaceutical products. Without limiting the foregoing, these statements are often identified by the words “may”, “might”, “believes”, “thinks”,

“anticipates”, “plans”, “expects”, “intends” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with the Company’s business and finances in general, as well as risks and uncertainties associated with the Company’s pre-clinical and clinical stage pipeline as well as its sales and marketing strategies. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. The Company undertakes no obligation to publicly update forward-looking statement, whether as a result of new information, future events, or otherwise. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s filings with the Securities and Exchange Commission.